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FOR IMMEDIATE RELEASE	Contact:	Susan Kahn (investor) (612) 761-6735
Cathy Wright (financial media) (612) 761-6627

TARGET CORPORATION FEBRUARY SALES
UP 16.7 PERCENT

        MINNEAPOLIS, March 7, 2002 — Target Corporation today reported that its net retail sales for the four weeks ended March 2, 2002 increased 16.7 percent to $2.753 billion from $2.359 billion for the four-week period ended March 3, 2001. Comparable-store sales increased 8.5 percent from fiscal February 2001.

"Sales for the corporation were well above plan in February, primarily due to exceptional strength at Target Stores," said Bob Ulrich, chairman and chief executive officer of Target Corporation. "The momentum we enjoyed in the fourth quarter of 2001 has clearly continued into February."

	Sales (millions)	Total Sales % Change	Comparable Stores % Change
February
Target	$2,306	19.6	10.0
Mervyn's	241	2.7	2.5
Marshall Field's	176	0.0	0.0
Other	30	45.5	na

Total	2,753	16.7	8.5

        Target Corporation operates large-store general merchandise formats, including discount stores, moderate-priced promotional and traditional department stores, as well as a direct mail and on-line business called target.direct. At month-end, the company operated 1,381 stores in 47 states. This included 1,053 Target stores, 264 Mervyn's stores and 64 Marshall Field's stores.

        Forward-looking statements in this release should be read in conjunction with the cautionary statements in Exhibit (99)C to the company's 2000 Form 10-K.

        Comments regarding the company's sales results are available in a pre-recorded telephone message that may be accessed by calling 612-761-6500. Target Corporation news releases are available at www.target.com or www.prnewswire.com.

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TARGET CORPORATION FEBRUARY SALES UP 16.7 PERCENT